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This transcript presents ExxonMobil’s fourth quarter earnings call held on February 2, 2021 and is available on the company’s website at https://corporate.exxonmobil.com/Investors/Investor-relations

Operator: Good day everyone and welcome to this ExxonMobil Corporation Fourth Quarter 2020 Earnings Call. Today’s call is being recorded.

At this time I’d like to turn the call over to the Vice President of Investor Relations and Secretary, Mr. Stephen Littleton. Please go ahead, sir.

Stephen Littleton: Thank you and good morning everyone. Welcome to our Fourth Quarter Earnings call. We appreciate your participation and continued interest in ExxonMobil. I am Stephen Littleton, Vice President of Investor Relations. Before getting started, I hope all of you on the call, your families and your colleagues are safe in light of the continuing challenges we face as the result of the coronavirus pandemic.

I am pleased to welcome Darren Woods, Chairman of the Board and Chief Executive Officer of ExxonMobil, who will be joining me for the call today. After I cover the quarterly financial and operating results, Darren will provide his perspectives on 2020 and updates on our priorities and plans for 2021 and beyond. Following those remarks, Darren and I will be happy to address questions.

Our comments this morning will reference the slides available on the Investor section of our website. I would also like to draw your attention to the cautionary statement on Slide 2 and the supplemental information at the end of this presentation. I’ll now highlight developments since the third quarter of this year on the next slide.

In the Upstream, gas realizations increased by approximately 40% with demand and prices recovering from lows earlier in 2020, reflecting the impact of supply disruptions, colder weather and crude-linked LNG pricing. Liquids realizations were essentially flat with third quarter with low October prices improving as the quarter progressed.

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While there were no economic curtailments in the quarter, government-mandated curtailments increased to approximately 190,000 oil equivalent barrels per day. Despite considerable challenges associated with the pandemic, the Upstream business matched its best-ever reliability performance for the year. We continue to progress active exploration programs in Guyana and Brazil, and in the fourth quarter announced a hydrocarbon discovery in Suriname which extends ExxonMobil’s resource position in South America.

In the Downstream, we achieved the best-ever personnel and process safety as well as record reliability performance for the year. Industry refining margins remained at historic lows, driving industry rationalization with four times the ten-year average level of capacity reductions announced in 2020. With continuing weak margins, we expect further industry closures.

The Chemical business matched the strong operational performance of the Upstream and Downstream, also achieving best-ever annual safety and reliability performance. This excellent performance enabled us to fully capture the improving margins, driven by sustained strength in packaging and continued recovery in automotive and durable product markets.

Across the corporation, we exceeded the operating cost and CAPEX reduction targets that we laid out in April. We decisively responded to the unprecedented market conditions in 2020. Leveraging our Global Projects organization, we were able to defer spend and optimize projects to preserve the long-term value of our industry-leading investment portfolio.

Let’s move to Slide 4 for an overview of fourth quarter results. The table on the left provides a view of fourth quarter results relative to the third quarter. Starting with third quarter 2020, the reported loss of $700 million included favorable identified items of $100 million, driven by the non- cash inventory adjustments we noted in the third quarter. Excluding these items, the third quarter loss was $800 million.

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Fourth quarter results were a loss of $20.1 billion, including $20.2 billion of identified items related to impairments. Earnings, excluding identified items, were $100 million, a $900 million improvement from the third quarter. Fourth quarter results were $200 million lower than the third quarter due to mark-to-market impacts on unsettled derivatives. This reflects the impact of marking to market open financial derivatives for which the physical trading strategy has not closed at the end of the quarter. We expect to realize the full earnings of these trading strategies when they close in the future.

Improvements in upstream natural gas and LNG prices, as well as increased liquids production in Guyana, also benefited earnings. Continued strong demand for high value Chemical performance products, coupled with the strong reliability, supported Chemical earnings improvement of $200 million. Finally as a result of the growing strength of our portfolio, we removed less strategic assets from our development plans, including certain dry gas resources, notably in North America. This resulted in a non-cash after-tax impairment charge of about $19 billion.

On the next slides I will cover a brief summary of quarterly results. I will focus my comments on the underlying business performance, excluding identified items. Moving to Slide 5. Improved prices and margins in the Upstream and Chemical increased earnings by $530 million. The benefit of higher upstream liquids production in Guyana, Canada and the US also improved earnings. This was offset by higher expenses due to the timing of planned turnaround, maintenance and exploration activity.

In the Downstream and Chemical our integrated manufacturing sites allowed us to rapidly respond to dynamic market conditions and capture significant feedstock benefits. For example, we optimized units that typically produce gasoline to increase production of high-value chemical feedstocks critical to the manufacturing of gowns, masks and hand sanitizer. Manufacturing results in the Downstream were improved with strong reliability and investments that high-grade product yields, contributing $160 million to the fourth quarter earnings.

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On the next slides I will cover a brief summary of the full-year results. Slide 6 is a comparison of full-year 2020 results relative to 2019. Results reflected the unprecedented loss in demand driven by the economic impact of COVID, which in turn significantly depressed Upstream and Downstream margins. In responding to pandemic-related challenges, the organization rapidly reduced costs, achieving $3 billion in structural savings out of a total reduction of $8 billion. Our manufacturing facilities contributed an additional $1 billion with better reliability and improved product yields.

Moving to Upstream volumes on Slide 7. Upstream volumes decreased by an average of approximately 190,000 oil equivalent barrels per day compared to 2019. Volumes were impacted by economic and government-mandated curtailments as well as Groningen production limits which in total reduced volumes by approximately 210,000 oil equivalent barrels per day. Excluding the impact of economic and government-mandated curtailments, entitlements, Groningen production limits and divestments, volumes increased by about 110,000 oil equivalent barrels per day. This was in line with our original production plans with optimization of maintenance activity reducing the impact of economic curtailments.

Moving to Slide 8. In April we set a target to reduce 2020 cash operating expenses by 15% and CAPEX by 30%. We exceeded these reduction targets. Looking at capital spending, we established reductions of 30%. The reorganization of our Upstream and Downstream businesses a couple years ago enabled us to accelerate the efficiency capture that we expected from these changes.

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Cash operating expenses were down $8 billion versus 2019, including structural reductions of about $3 billion that were delivered through optimization of supply chains and logistics, work process simplification and workforce reductions. We leveraged our new Global Projects organization and strong relationships with EPCs to adjust our capital plan, deferring spend and further optimizing projects.

This allowed us to reduce quarterly spend by $2 billion in the second quarter versus the first quarter, a 25% reduction. As we continued this work through the year, we reduced capital expenditures by $10 billion, or greater than 30% versus 2019 and the original plan. Importantly, we did this while improving safety, reliability and the environmental performance of our operations.

Let’s turn to the next page where you can see the impact of these reductions on our cash profile. Excluding the impact of working capital effects, fourth quarter cash flow from operating activities was up $600 million from the third quarter. Gross debt decreased by about $1.2 billion to $67.6 billion. We ended the quarter with $4.4 billion of cash, a little above our minimum operating levels.

Turning to Slide 10, I’ll cover a few key considerations for the first quarter. In the Upstream, government-mandated curtailments are expected to average 150,000 oil equivalent barrels in the quarter, a decrease of approximately 40,000 oil equivalent barrels from the fourth quarter. Production is expected to be higher in the first quarter due to seasonal gas demand.

In the Downstream, we anticipate higher scheduled maintenance and turnarounds to be offset by additional efficiencies. In Chemical, we anticipate continued demand resilience across packaging, hygiene and medical segments with continuing recovery in automotive and construction markets. Scheduled maintenance is expected to be in line with third quarter. Corporate and finance expenses are anticipated to be about $700 million. Lastly, at current crude prices and Downstream and Chemical margins, we expect cash flow from operating activities to cover the dividend and our planned CAPEX which has flexibility to adjust depending on the business environment.

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With that, I’ll now turn the call over to Darren.

Darren Woods: Thank you, Stephen. Good morning. It’s good to be on the call. I hope you and your families are safe and healthy. I’m sure I’m like many of you: happy to close the book on 2020 and optimistic for the year ahead. As you know, the pandemic has had devastating impacts on people and businesses around the world. These effects were especially severe in our industry.

Energy consumption collapsed as economies shut down, oil prices hit their lowest point in history and refining margins fell well below their ten-year lows. It was the first time in memory that we saw simultaneous lows in each of our businesses. As I discussed a year ago, our response throughout these challenging times was primarily focused on three areas: protecting the health and safety of our employees and communities, keeping our operations running to support COVID response efforts, providing critical energy and products, and aggressively reducing spend while preserving value to ensure we remained in the best possible position for the eventual recovery.

We’re pleased with how we performed on each of these. Our employees stepped up and made contributions to those in need of our products, from hand sanitizer to specialty products for protective equipment to fuel for first responders. Through extraordinary efforts we kept operations running 24/7 while achieving strong safety results and exceptional reliability performance.

At the same time, we leveraged on the ongoing work in reorganizing our Upstream and Downstream businesses to significantly reduce cost and preserve value in an extremely challenging and uncertain market environment. We delivered on our cost reduction objectives and outperformed our revised plan, which we shared with you in April.

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Going forward, we’re continuing to work to reduce cost by leveraging synergies from aligned organizations and work processes across the Upstream, Downstream and Chemical. Further opportunities are being identified to reduce cost to drive cash flow and maintain our capital allocation priorities, including paying a strong dividend and maintaining a fortified balance sheet that we deleverage over time.

I’ll provide more detail momentarily on the successful efforts to drive greater efficiency across our businesses and further improve our cost structure. I’ll also spend time discussing the significant steps we’ve taken to reduce emissions intensity and absolute emissions and our work to advance lower emission technologies like our newly announced Low Carbon Solutions business. Collectively this will help position us as an industry leader in greenhouse gas performance while helping society move to a lower carbon future.

Let me start though by highlighting a few notable achievements from 2020 in what was a very difficult business environment. During a year of unprecedented challenges, our people successfully managed our global operations, ensuring the uninterrupted supply of essential energy and products while achieving best ever safety and reliability performance. We reduced cash operating expenses by more than 15%, including $3 billion of structural improvements, and reduced capital investments by more than 30% to $21 billion without compromising the advantages or value of our projects.

We achieved our 2020 emission reduction goals for both methane and flaring, and established new plans for 2025, that are projected to be consistent with the goals of the Paris Agreement. These plans are expected to reduce absolute upstream greenhouse gas emissions by 30%.

Permian Basin volumes exceeded our plan at 370,000 oil equivalent barrels per day, despite curtailments and reduced investment. This performance was driven by significant ongoing improvements in operating efficiencies and technology development.

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We progressed Liza Phase 2 and Payara developments in Guyana, and continued our exploration success with three new discoveries, increasing the recoverable resource estimate on the Stabroek Block to nearly 9 billion oil equivalent barrels.

Our Chemical business set a new record for polyethylene sales, reflecting the growth in demand for performance packaging and strong operating performance of our expanding asset fleet.

We maintained our position as a global leader in carbon capture, one we’ve held for more than 30 years, by increasing sequestered CO2 to more than 120 million tonnes. This is well over twice the closest competitor and larger than the next five competitors combined.

To put this in perspective, 120 million tonnes is equivalent to taking more than 25 million passenger vehicles off the road in a year.

In 2020, we focused on managing through the impacts of an unprecedented industry environment, leveraging the strengths of our corporation to progress an industry-leading portfolio of advantaged investment opportunities critical to the long-term success of the company.

At the same time, we drove deep structural efficiencies to improve competitiveness, and position ourselves amongst the industry’s lowest cost-of-supply.

Let me start with our efficiencies. You may recall that in 2019, we completed our corporate reorganizations, moving from functional companies to businesses organized along their value chains. This allowed us to reduce overhead and provided end-to-end oversight for each business, which was a critical first step in streamlining the businesses to structurally reduce cost.

It also allowed us to more effectively prioritize work, and focus on the highest value activities.

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Consistent organizations across each sector are allowing us to consolidate like activities to fully leverage the Corporation’s scale, further reducing cost and improving effectiveness.

Our Global Projects organization was established in 2019 as a result of this approach. This organization has played a critical role in reoptimizing our global investment portfolio, improving the capital efficiency of each project and when necessary cost effectively deferring work.

As we came into 2020 and the pandemic, the organization changes provided the foundation for significantly reducing spend across the businesses. Expense results are shown on this chart, which is consistent with the chart Stephen showed, excluding production taxes and energy expenses that are a function of commodity price.

As you can see, 60% of the $5 billion reduction from 2019 to 2020 was structural, driven by reduced overheads and operational efficiencies.

The remaining reductions were temporary, driven by lower production and activity deferrals.

During last year’s planning process, each organization identified opportunities to convert short-term or temporary expense reductions into permanent structural efficiencies.

This year we expect to achieve a further $1 billion of structural efficiencies. By 2023 we will achieve a total of $6 billion in structural expense reductions vs. 2019.

I expect even further reductions as we take advantage of additional synergies unlocked by consistently organized businesses.

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One final point to make on this slide, the structural reductions we’ve shown are independent of the price environment we find ourselves in. On the other hand, the returning activity and increased expenses between 2020 to 2023 are in large part a function of the price environment. In lower-price environments, much of that increase would be further deferred.

I may now turn to another critical area, our capital investments. Over the past several years, we have been progressing a strategy to highgrade our asset base and improve the earnings and cash generation potential of our businesses.

We announced work to invest less-strategic assets and have been progressing a portfolio of industry-leading investments.

With the pandemic driven losses, we responded quickly to bring capital spending in line with market conditions and an uncertain outlook and preserve our strong dividend.

As we entered 2021, our capital plan is at a historic low, significantly reduced from 2020 levels. Our capital plans through 2025 reflect three key themes: value, flexibility, and discipline.

Value derived from advancing our highest return, cashflow accretive projects to deliver increased earnings in cash, both near- and long-term.

Flexibility to respond to a dynamic market. We demonstrated this in 2020 and have developed our plans with this in mind.

And discipline, to make adjustments to our capital program, depending on market conditions, to support a strong dividend and begin to de-lever.

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Our plans are built on a price basis that’s consistent with third party outlooks and advance our highest return investments. They maintain a healthy balance sheet and our strong dividend. They are robust to a wide range of price scenarios and using last year’s experience, have flexibility to respond to lower price environments.

In each planned year we have a level of short cycle unconventional spend, which can be reduced in line with market conditions. We also expect to restart projects that have been suspended across this time horizon, but if necessary, can be delayed longer, further deferring spend.

We also have a level of early investments that fund long-term growth opportunities. These too can be deferred or suspended.

While each of these reductions impact the value of our plan, they are available as circumstances warrant.

Less flexible spend can also be reduced, but at a higher cost. This capital is generally longer cycle, more firmly committed, or very near completion.

The next slide helps quantify our capital flexibility.

On the left of this graphic, we show available cash from operations for our 2021 plan at different Brent prices. Assuming the lowest refining and Chemical margins experienced from 2010 to 2019. This is our source, with higher crude prices generating more available cash.

As you move right, you see our uses, the current dividend, and our 2021 CAPEX from the previous page. As you can see, the breakeven Brent price needed to pay our dividend and invest in the low end of our flexible capital is roughly $45 a barrel.

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If Brent price required were $16 billion, which is the low end of our guidance and closer to what I expect our actual spend to be in 2021, it’s $50 a barrel.

With Downstream and Chemical margins at the bottom of the 10 year historical range, we can fund our highest return investments in Guyana, the Permian, and Chemical business, and begin paying down debt at Brent prices just above $50 a barrel.

If Downstream and Chemical margins were at their 10 year averages, Brent break even prices would be roughly $5 a barrel lower, which would allow us to fund investments, pay the dividend, and pay down debt at Brent prices above $45 a barrel.

As we look at the market year to date, actual prices and margins in total are above our plan, allowing us to progress our investments, pay the dividend, and begin paying down debt in the first quarter.

Obviously, we are very early into the year, and we know the market will change. We’re keeping a close eye on developments and will adjust our capital spend accordingly, protecting the strong dividend and preserving the balance sheet.

Let’s shift to a later year in our plan, 2025.

By 2025, we expect Downstream and Chemical margins to be off their lows and closer to a long-term average. In this case, we used the average margins from 2010 to 2019.

In addition, we will see the full benefits of the structural OpEx improvements and additional cash from the projects that come online by 2025.

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As you can see, there’s substantially more flexibility in our capital spend. As a result, our plans continue to cover the dividend and capital investments at Brent prices as low as $35 a barrel.

At Brent prices above $50 a barrel, our capital allocation framework supports our planned investments, further debt reduction, and/or shareholder distributions.

So as you can see, our plan’s robust to a wide range of price environments. And while we’re optimistic that the recent improvements to the macro environment will continue, we recognize that much could change over the next 4 to 5 years.

If we face a year where Brent prices remain below $50 a barrel on a sustained basis, we would reduce investments to levels more consistent with this year’s plan.

Recognizing the market uncertainty, we’ve attempted to strike the right balance between maintaining a strong dividend, fortifying the balance sheet to de-lever, and continuing to invest in high return cash accretive projects.

This last point is critical, particularly in a depletion business. The next chart gives a good perspective of this.

Our investment strategy is focused on growing earnings and cash flow across a wide range of market environments. We are investing in advanced projects with some of the industry’s lowest cost of supply. They grow earnings in cash flow in a variety of market environments.

This graphic helps to illustrate this. Using IHS crude price and third party margins, we expect the cash flow from projects started up over our investment horizon to represent roughly 40% of the operating cash flow in 2025.

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This makes a critical point: We pay a significant long-term cost for excessive short-term investment reductions. When industry does it collectively, the market pays with much higher commodity prices.

Striking the right balance, responding to short-term constraints with an eye on the mid- to long-term generates the greatest value.

Of course an investment portfolio of industry advantage projects is critical. The next slide provides a perspective of the investments we are making in developing upstream resources, which represent the majority of our upstream capital spend.

This chart graphs cumulative Upstream capital spend to develop resources from 2021 through 2025 against the Brent price required for the investment to generate a 10% return, which we’ve deemed our cost of supply.

As you can see, our focus on high return, lowest cost of supply investments, generate a portfolio with a cost of supply well below $40 a barrel.

In fact, almost 90% of our investments in developing upstream resources have a cost of supply of $35 per barrel or less.

These investments generate an average return, using third party price outlooks, in excess of 30%.

So as you can see, striking the right balance, progressing a very attractive portfolio of investments, while maintaining our strong dividend and fortifying the balance sheet to de-lever, is essential in maximizing value, both near-term and long-term.

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When executed in a period where others are pulling back and construction markets are slack, these investments become even more attractive.

When you factor in the flexibility of our short-cycle investments in the Permian, where the value proposition continues to grow, we are well positioned. We have an attractive investment portfolio that we can flex with market conditions to strike the right balance across our capital allocation priorities.

Let me now take a few minutes to highlight the progress we have been making in the Permian.

Despite challenging conditions and a rapid change in activity, our progress in the Permian exceeded our plan and expectations. These improvements reflect the hard work of our people, the organizational changes made in 2019, and the continued evolution of our technology and our techniques.

In 2019, we better integrated the experience of our global drilling, technology, and project organizations, with the unconventional operating organization.

Working together, they made a step change in performance that continues to improve.

2020 drilling rates were 50% better than our plan and more than 20% better than a full year of 2019 results. Drilling and completion costs were 15% below our plan and more than 25% lower than 2019 results.

We estimate that roughly 2/3rds of the savings were due to improved performance. As an example, the number of frac stations achieved in a day increased by 30% vs. 2019.

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As we enter 2021, we continue to see progress in our key performance metrics, further growing the value of this resource and improving upon our plans.

In 2020, capital expenditures in the Permian were 35% below plan. Despite significant economic curtailments in the 2nd quarter, 2020 volumes of 370,000 oil equivalent barrels per day, exceeded our plan. They were about 100,000 oil equivalent per day above 2019.

Going forward, with the pandemic-related impacts on our balance sheet and market outlook, we are pacing Permian investments to maintain positive free cash flow, deliver industry-leading capital efficiency and achieve double digit returns at less than $35 a barrel.

Based on the current market price projections, our plans result in Permian volumes of approximately 700,000 oil equivalent barrels per day by 2025.

If demand and prices are lower than current third party outlooks, we’ll adjust our plans. At a nominal Brent price of $50 a barrel through 2025, we would expect to deliver an additional 100,000 oil equivalent barrels per day in 2025 vs. 2020 production levels.

The key point here is that we have flexibility and options, which I expect to improve with time. We’ve been making significant progress on our Technology Programs, which are contributing to current performance. With the advances we are making I expect continued improvements in productivity growing volumes at even lower cost.

Hopefully, the Permian discussion and broader overview of our investment plans provided a useful perspective on the opportunities we have and the balance we are attempting to strike across our capital allocation priorities amid an uncertain market outlook.

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I’d like to move onto the results we’ve achieved in lowering our emissions and the plans we have for further reductions. But before I do, I’d like to recap some key points.

Our portfolio offers the best collection of investment opportunities we’ve had in over 20 years. We have some of the industry’s lowest cost of supply projects with strong returns that are robust to low prices. Coupled with our expense efficiencies, our Capital Program through 2025 improves the earnings power and cash generation potential of our asset base in both the near and long-term.

Leveraging our experience from 2020, we’ve built flexible plans that will allow us to adjust to market developments and potentially lower prices. If prices move higher than our plan basis, this will allow us to more quickly replenish our balance sheet. Our plans strike the right balance, growing value, maintaining a strong dividend and a fortified balance sheet that is de-levered over time.

Let’s turn to our work and position the company for a lower carbon energy future. Addressing the risk of climate change is one of society’s biggest challenges requiring the combined effort and collaboration of governments, academia, businesses, and consumers.

ExxonMobil has spent decades researching new technologies and deploying existing ones to lower our emissions and the emissions of our customers. Today, we remain committed to this with plans to position ExxonMobil as a leader in our industry.

Since its inception, we have supported the goals of the Paris Agreement engaging in climate related policies and supporting a tax on carbon. Since 2016, the year of the Paris Agreement, we reduced our operating greenhouse gas emissions by 6%. Last year we met the reduction objectives we set in 2018 and, in the fourth quarter, announced new emission reduction plans for 2025 that are consistent with the goals of Paris.

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Our plans reduce emissions from operating assets and align the company with the World Bank’s initiative to eliminate routine flaring, they reduce the intensity of our operated upstream greenhouse gas emissions, and drive a decreased in methane intensity and a decrease in flaring intensity. This is expected to reduce absolute upstream greenhouse gas emissions by an estimated 30%, and absolute methane and flaring emissions by 40% to 50% versus 2016 levels.

Our plans continue to invest in lower emission initiatives with an expected spend of more than $500 million a year. This includes energy efficiency, CCS investments, cogeneration, research and development, and renewable purchases, an area where we already make a significant contribution.

Today we are the second largest buyer of wind and solar power in the oil and gas industry and among the top 5% across all corporations purchasing roughly 600 Megawatts. While we don’t bring is significant competitive advantage to many wind and solar projects, we can leverage our size to support world scale developments with purchase contracts helping to ensure they are built.

We’re also the world’s leader in carbon capture responsible for over 40% of the CO2 captured. To put this into context, the Nature Conservatory announced a campaign in 2008 to “plant a billion trees”. Our cumulative CO2 capture is more than double that goal.

We’re also one of the world’s largest producers of hydrogen. As the potential for this and the energy transition develops, we are well positioned to leverage our experience, scale and technology to contribute. In fact, to ensure that we effectively leverage all of our technologies, experiences and expertise, yesterday we announced the formation of a new business, ExxonMobil Low Carbon Solutions. This business will focus on advancing commercial CCS opportunities and deploying emerging technologies as they mature.

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I’ll come back to our plans for this in a moment as we expect it to underpin our long-term strategy in driving emission reductions. I want to first focus on the progress we’ve already made.

As you can see in this chart, since the inception of the Paris Agreement, ExxonMobil has made significant progress in reducing our greenhouse gas emissions down 6%, significantly outpacing the progress made by society as a whole. Over the past 20 years, we have invested more than $10 billion to research, develop, and deploy lower emission’s energy solutions resulting in highly efficient operations. During that time, we eliminated or avoided about 480 million tonnes of CO2 emissions, which is equivalent to the annual emissions of 100 million cars.

The plans we announced in December further reduce the intensity of our businesses delivering an expected reduction in emissions of roughly 12% by 2025. I want to pause here for a minute and emphasize that these are not targets. These reductions are built into our base plans.

In conjunction with the reorganizations completed in 2019, we established a more rigorous process to capture emission reduction efforts at operating units around the world. Plans developed in 2020 leveraged this process and built into additional efficiency steps and accretive investments to deliver these reductions. Like other plan objectives, the performance of our businesses and our senior management will be evaluated based on achieving these commitments.

I think it’s important to point out that our plans are in line with the stated ambitions of the Paris Agreement, which you can see on the next chart.

This slide overlays both global and ExxonMobil emissions since 2016 with the goals of the Paris Agreement, hypothetical 1.5 degree and 2 degree Celsius pathways. As you can see, our plans are consistent with the stated ambitions.

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Of course, the challenge will be maintaining our progress into the future for both ExxonMobil and society at large. Today, the set of solutions available in overcoming this challenge is incomplete. There’s a gap between what is needed and what is available. This is illustrated by the 2016 Paris Emissions shown by the green diamond, which is an estimate of the signatories’ Nationally Determined Contributions.

We are working to close this gap and help provide solutions for society. Our investment in R&D is focused on the world’s highest emitting sectors, manufacturing, commercial transportation, and power generation, which together account for 80% of global energy related carbon emissions and where today’s alternatives are insufficient.

As I said earlier, through 2025, we expect to invest more than $3 billion in lower-emission initiatives, which include energy efficient process technology, advanced biofuels, hydrogen, and carbon capture and storage, which is a crucial technology for achieving the goals outlined in the Paris Agreement.

Carbon capture and storage is expected to play an important role in addressing emissions from difficult to decarbonize sectors. It is also generally recognized as one of the only technologies that can enable negative emissions. In the 2 degree scenarios presented by the Intergovernmental Panel on Climate Change it is estimated that in 2040 10% of total energy will require CCS. It is also estimated that 15% of global emissions will be mitigated by CCS.

If carbon capture and storage does not progress and play a significant role in decarbonizing the economy, the Intergovernmental Panel on Climate Change estimates that society’s cost of achieving a 2 degree outcome would more than double increasing the cost by 138%.

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In short, the world is unlikely to achieve the goals of the Paris Agreement without focused action and innovation in carbon capture and storage. Unfortunately, according to the IEA, its development and deployment are not on track. This is an area where we can potentially leverage unique capabilities to make a difference.

ExxonMobil has been the global leader in carbon capture for more than 30 years. We believe there’s an opportunity to leverage our deep operating experience, history of process innovation, project execution skills, subsurface expertise, and ability to scale technology to uniquely contribute in this area. In 2018, we formed a Carbon Capture Venture to identify and develop potential CCS opportunities using both established and emerging technologies.

This group has been working with governments, industry, academia, and tech companies to advance projects. Today, we have more than 20 opportunities under evaluation.

With increasing government focus, growing market demand, and additional investor interest, we are increasing our emphasis in this area through the establishment of ExxonMobil Low Carbon Solutions. This new business will continue to progress the ongoing venture work while looking to expand other commercial opportunities from our extensive low carbon technology portfolio.

The business will focus its efforts on solutions critical to achieving the ambitions of the Paris Agreement, work with governments around the world to promote the necessary policies and regulatory frameworks and partner with interested parties to achieve improvements at scale. While new, this business will hit the ground running incorporating the existing venture organization and a healthy pipeline of potential opportunities.

We look forward to sharing more information as this effort advances.

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Before we open the lines for your questions, let me close by reiterating our areas of focus, delivering world class safety and reliability, driving structural cost reductions, advancing a flexible portfolio of high return, cost advantaged investments, maintaining the strong dividend and fortified balance sheet, and reducing emissions while developing needed technologies to support the ambitions of the Paris Agreement.

Our people delivered in these areas last year despite the unprecedented challenges of the pandemic. I’m absolutely confident they will deliver even more this year and into the future.

I hope I’ve given you a deeper understanding of our strategy and plans for 2021 and beyond. I look forward to providing you with more detail during our March Investor Day and as the year progresses.

With that, we’re happy to take your questions.

Stephen Littleton: Thank you for your comments Darren. We’ll now be more than happy to take any questions you might have. Operator, please open up the phone lines for questions.

Operator: Thank you Mr. Woods and Mr. Littleton. The question and answer session will be conducted electronically. If you’d like to ask a question please do so by pressing the star key followed by the digit 1 on your touch-tone telephone. We request that you limit your questions to one initial, with one follow-up so that we may take as many questions as possible.

And we’ll go first to Doug Terreson with Evercore ISI.

Doug Terreson: Good morning everybody.

Stephen Littleton: Morning Doug.

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Darren Woods: Morning Doug.

Doug Terreson: Darren, ExxonMobil’s equity has outperformed S&P Energy and S&P 500 too since the new Capital Management Plan was announced in November.

And as you guys have posted further progress on restructuring, exploration, and environmental plans too, we did have some industry help along the way.

But on this point, it seems like you’re pretty encouraged about the outperformance that you’ve seen on the structural efficiency component that you talked about earlier today and that divestitures, which are another part of the Capital Management Program, probably recover but in a better price environment.

So my question is whether or not you agree with my characterizations of these two items and also whether or not you have any additional color or specifics on these parts of the Capital Management Program, which make you optimistic about performance in those areas.

Darren Woods: Sure. Yes. Thanks Doug. Thanks for the question and…

Doug Terreson: Yes.

Darren Woods: …before I answer that, let me just take a minute to congratulate you on your pending retirement. Well earned.

Doug Terreson: Well thank you.

Darren Woods: Going to miss having you in the mix.

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Darren Woods: But with respect to your comment and the delivery of some of the improvements we’ve made, I’ll just maybe step back and provide a little perspective on, you know, the journey we’ve been on. As we looked at the business and focused on the opportunities to improve performance over time we recognized the need as a capital intensive industry to make sure that we had a very healthy and attractive set of capital investment opportunities, which is what we focused on and continue to recognize, advised… of that opportunity and the leverage that it gives us with respect to earnings and cash flow.

And so as you heard, you know, early on with my tenure that was a focus. We generated a very, very attractive set of investments. At the same time, we were progressing an organizational restructuring to move from this functional organization that we had put in place at the time of the merger of Exxon and Mobil, which served its purposes and added a lot of value at the time as we brought those two companies together but with time, recognized the need to move to an organization that had a better line of sight end-to-end on the business and more direct accountability for profit and loss. And we completed that transition in 2019.

And I think, you know, last year in the March Analyst Meeting I mentioned that we were focused on taking advantage of the new organization to drive efficiencies.

And I would say 2020 delivered on that and as I mentioned in my prepared remarks, we see more opportunities down the road. And have actually built into our plans from 2020, these improved efficiencies.

And so that’s what I would tell you is the foundation of the plan that we’ve got and the improvement opportunities that we see going forward independent of, you know, where the market takes us.

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Then on top of that, obviously, and as we said back in our third quarter call, with where, you know, the impact of the pandemic and the price response to the loss of economic activity, we recognize that that had to be a temporary downturn just because of the fundamentals associated with the industry and wanted to make sure that we prepared ourselves for what would be an eventual recovery, recognizing the timing of that is somewhat uncertain.

And I would say, as we sit here today, I would still characterize it as somewhat uncertain, although encouraging here over the last several months, but we haven’t, we’re not kind of taking that to the bank, so to speak. We’re prepared and keeping an eye on how the market develops and we will respond accordingly.

So, I feel good about where we’re at today, I think we’ve got our company in a position and our organization focused on the right things and then we’ve got an opportunity set with flexibility that we can execute as we go forward. And as I said,

Doug Terreson: Okay.

Darren Woods: As I look at the first quarter, we’re ahead of where we thought we were going to be. And we’ll all start to de-lever and continue to progress our investments. So, I feel as good as you can, given some of the uncertainty out there with the residual pandemic effects.

Doug Terreson: Yeah, and then Darren, you guys may be the most asset rich company in our sector and you know, last year was kind of an impossible year to even think about selling assets, probably. But you have a lot to work with and so spend a minute on that, too, on divestitures and progressing that plan.

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Darren Woods: Right. I think, as you saw last year, we’ve been talking about, we’re really trying to focus the activity on the highest value, highest return, lowest cost of capital that which has meant prioritizing investments and high-grading the portfolio.

So, we announced a divestment program, something that we had historically not done and have been out prosecuting that divestment program.

Doug Terreson: Okay.

Darren Woods: We’ve got assets in the market today. But as we said, at the time we announced it, it continues to be the underlying principle associated with our divestment program. It’s a value-driven program. So, we’re looking to make sure that we can find a buyer that values the asset, sees more opportunities than we can prosecute with the asset. So that is what drives the decision.

Obviously, last year with all the uncertainty, there wasn’t a whole lot of activity in this space, although we did make some progress. We have mechanisms with respect to the deals that can accommodate some of the price uncertainty and that’s going to continue on. And I would say, as the market recovers and people’s views develop more fully, I expect we’ll have additional advancements in that program.

Doug Terreson: Okay, great. Thanks a lot.

Darren Woods: Thank you, Doug. Best of luck.

Doug Terreson: Yep.

Operator: We’ll go next to Neil Mehta with Goldman Sachs.

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Neil Mehta: Good morning, guys. And thank you, for the incremental disclosure, lots of interesting stuff to unpack. I guess the first question is, I just wanted to confirm, did you say you expect to be on the low end of the $16 to $19 billion band this year?

And then the follow up around that is you’re at $67.6 billion of gross debt. Is there an absolute level that you guys are gunning for here, when it comes to your gross debt level?

Darren Woods: Good morning, Neil. Yeah, I will confirm that was the comment I made. I do expect to be on the lower end of that range. And then our plan with respect to debt is, you know, we talked about in the third quarter, we kind of set a hard limit of around $70 billion. We didn’t want to go above that and working hard to bring that down, expect for that to come down in the first quarter.

And then we’ll continue to work to bring that down, to really rebuild the strength of the balance sheet. It is one of the three capital allocation priorities and we think it’s absolutely critical to underpin the business we’ve got going forward and to ride through the cycles that we face.

And clearly 2020 was a very deep down cycle, one that, frankly, we’ve never seen before and I’m pleased that the capital structure we had in place and our ability to respond to that unprecedented market environment was very successful.

We leveraged the use of the balance sheet, obviously and we’re now going to rebuild that to have the capacity we need to continue to weather the ups and downs of the cycles that we know will happen as we go forward.

Neil Mehta: Thanks, Darren. And the follow up is just your perspective on M&A. I guess, last year was a busy one in terms of incremental (M&A) deals. Just how does Exxon think about the M&A landscape, the bid/ask right now and, you know, certainly the super major cycle that we saw in the late 1990s, early 2000s created a lot of value. There were some press speculation on that and I’m not sure what you can say.

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But conceptually, do you see the potential for major consolidation or is that too difficult to execute, given all the challenges of consummating that type of deal?

Darren Woods: Yes, sure Neil. I’m obviously not going to comment on speculation in the press. But what I would say is the approach that we take in this space has been pretty consistent and we’ve talked about that over the years. And it’s really looking for value opportunities where there’s another company that we can leverage synergies, leverage differences in portfolios that basically complement one another.

We look at a lot of things in that whole space. We’ve been active in that for quite some time. We continue to be active to look for opportunities to grow value, unique value, and that’s kind of what drives in our mind, the opportunity. And as you know, we’ve talked about in the past, haven’t always haven’t found opportunities that we felt were valued correctly, or valued in line with what would be required to kind of extract unique value through an acquisition or a merger, but we continue to look in that space, and it will be an active program going forward.

Stephen Littleton: And if you don’t mind, I probably add the other thing that we look at Neil, is the fact it has to compete against our existing portfolio of projects, which is industry-leading best. So, when we look at any type of potential acquisition will look compared relative to some of our other investment opportunities, notably in the Upstream and Chemical space.

Neil Mehta: Thank you, Darren.

Darren Woods: Thank you, Neil.

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Operator: We’ll go next to Doug Leggate with Bank of America.

Doug Leggate: Thank you. Good morning, everyone. Darren, Happy New Year, I wonder if I could start off asking you to address the 800-pound gorilla in the room, which is obviously the criticism that’s been leveled at you and the management team by activists.

I want to ask specifically to how Exxon is responding to the latest disclosure, for example, in carbon capture and your emissions reductions your demonstrable capital flexibility, are all something that perhaps has been overlooked in the past, I wonder if you could speak to how you’re looking to address that and I’ve got a follow up, please.

Darren Woods: Sure. Well, good morning, Doug, and Happy New Year to you as well. What I’d say is, you know, last year, clearly was an unprecedented event, something that, you know, forced some dramatic action in the industry as a whole and in our company.

And as we use — leverage the new organization and you know, reconfigured our plans in response to the pandemic and the consequences of that, we changed a lot of things and, you know, operating under a new set of constraints, obviously drawing down our balance sheet to the point that we did require a different approach going forward and so, that was the focus and rebuilding the plans for 2020.

And, as I’ve said, I think the organization as a whole responded very, very well to the challenging conditions, not only in operating our businesses in the environment, but at the same time putting together a very thorough, well thought-out plans for how we would go forward and accommodate the increased uncertainty and the recovery that we knew we had to make coming out of the pandemic.

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And, frankly, as we put those plans together, we recognize that was a change from the past and our past plans and wanted to make sure that we effectively communicated that going forward. So, we had a very early release at the back end of the year after the board approved the plans that provided some perspective with the intent of coming into this call, and more thoroughly, taking the investment community through more details of that plan and that’s what we’ve been doing here.

All the things we’ve talked about, as you can clearly tell, if you look at the materiality of it, and it’s work that has been underway for quite some time and I’d say 2020, a lot of effort by the organization to put those together. And our intent is to make sure that we keep the outside community kind of up-to-date with those plans, given the constraints that we’re operating under.

Doug Leggate: I realize it’s not an easy question to answer, so I appreciate the clarity. But let me just pick up on one issue as my follow up, and it’s on capital flexibility and the dividend. Because it seems you’re, I don’t want to say unequivocal, but you’re certainly providing a good deal of emphasis on the sustainability of the dividend.

So, I wonder if you could just speak to that and in your answer maybe talk to the inflection in non-productive capital, because you have spent a ton of money on things that it seems you’re just about to get to that inflection, which can support that perception of dividend surety. So, I wonder if you could just address those issues and how we get there. Thank you.

Darren Woods: Sure. Yeah, I think — so we’ve built the plan based on you know the three capital allocation priorities that I touched on as part of my prepared remarks, and try to optimize the value to the corporation, recognizing as you look at the portfolio, and the underlying strategy that we embarked on back in 2017—2018 timeframe, that remains in place.

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The – even stress testing the projects and the investment opportunities we’ve had, we have in the portfolio continue to look attractive in this environment and you saw, you know, the upstream portfolio, which is the biggest part of our spend to show that.

So, our intent then is to kind of pace that investment as we move forward, reflective of the market environment, and we’ve structured the capital program, again, consistent with the experience that we had last year, and the drawdown that we had in capital, to make sure that we have flexibility to adjust. If you think about what we’ve put in that flexible bucket, there’s a large chunk of or, you know, piece of short-term, the short cycle investments in the Permian, where we clearly have flexibility.

We’ve got paced projects, the things that our Global Projects organization and we’re working to re-optimize the capital program. I think very cost effectively and working with our EPC partners suspended some of those projects but put them in warm standby so that we can start those back up again, that’s in our flexible spending.

And as I mentioned, we’ve got some longer term spend to fill the pipeline early on, so that we’ve got things that we move outside the plan. So, all those things are kind of we can make decisions in real time about whether we continue to progress those or pull back in that area, depending on what the environment’s at.

And because we can do that, and as we pointed out in this, the charts that we’ve shown, we’ve got lots of flexibility under different price environments to sustain the dividend. So, we feel really good about where we’re at today, that we’ve got good upside with respect to growing the cash flow, as I’ve showed, but at the same time, if we need to, and the environment dictates we can pull back. I think that’s the optimal position is to develop options, to have the flexibility to adjust if you need to.

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We were very keen not to pull things back to a point where we didn’t have plans to take advantage of the portfolio that we had if the market environment was better than what many were thinking last year. And so, our intent was to build plans that that are as best as possible, what the market expects, and then be positioned to pull down if necessary.

Going in with no plan and trying to ramp up is a lot harder than going in with a plan coming down.

Doug Leggate: I think your flexibility is under appreciated by a lot of people. Thanks so much and I appreciate the answers.

Darren Woods: Great. Thank you, Doug.

Stephen Littleton: Thank you, Doug.

Operator: We’ll go next to Phil Gresh with JP Morgan.

Phil Gresh: Hey, good morning, Darren.

Darren Woods: Good morning, Phil.

Phil Gresh: So, first question, and perhaps it’s a signal of the times, but the charts around your flexibility only take the oil price up to $55 at this point, which is notable considering we’re at $58 now. So, I’m curious, you know, is this message today, one where we’re supposed to be taking it as like an official cap on the capital spending long term in the $20 to $25 billion range, such that any additional cash flow and in an upside case would be fully committed to debt reduction?

You did mention shareholder distributions in one of those slides as well, so just any incremental thoughts there.

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Darren Woods: Sure, Phil, I you know, I kind of come back to we don’t know where prices are going to go. And I think you know, we have not tried to build plans based on speculating where prices will go. Instead, what we’ve tried to do is build plans based on what a reasonable assumption is.

And when I say reasonable, we test our price basis against kind of third party and where the market generally the market is and our expectation is to be kind of on and you know, within and certainly on the lower end of the price expectations and that’s how we build the plans.

But we recognize when we put that together, that those prices probably aren’t going to materialize and could be higher or lower and sort to have flexibility and I wouldn’t read anything into how high we went on that chart. I mean, it was it’s kind of just it was a number that we picked. The higher it goes, the better off, obviously where we’re at.

And I would tell you our first priority above and beyond the plan, if we see a price environment that’s higher than we have anticipated, it would be to continue to de-lever and to rebuild the strength of the balance sheet. Because again, I would tell you, you know, and as I’ve talked about today, and in the past, you know, balancing across the three cap allocation priorities is absolutely critical and you take different decisions in the short term.

Last year when we recognized we were in a very deep downturn, one that we also believe would be temporary, prioritized the dividend and made sure that we continue to pay that and grew on the balance sheet, as we come out of that which is what we expected, our plan is to rebuild the balance sheet so that we can be in a position going forward to absorb whatever shocks come in the future.

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And at the same time we wanted to make sure that we were continuing to invest in these accretive projects because ultimately they are going to underpin the long-term success of the corporation. So I’d say the keyword as we work through last year is balance. And I’d say the other one is optionality and flexibility and that’s what the plan now reflects and what we talk about today.

Phil Gresh: Okay got it. My follow-up question would be around Slide 30 in your commentary about how the first quarter is shaping up. Obviously, on this slide the only area where the margins are well below the low end of the range is Downstream. And, you know, based on your long history in that business and how you’re seeing things today specifically for Downstream, would you say that the margins right now are consistent with the low end of the range and kind of the $3 billion annualized uplift that you’re talking about?

I recognize you’ve made a comment that in totality you’re there but I’m, you know, specifically thinking more about the Downstream. Thank you.

Darren Woods: Yes well you can see on the Downstream in that Chart 30 we’ve put a kind of a January estimate in there so kind of where we are at currently and it’s still well outside that historic range.

And so I think, you know, today if you look at the industry as a whole across the globe where margins are at, it’s not a sustainable position just because of the losses that are accruing.

And, you know, you look back in history I think there’s a certain physics associated with these businesses to say you can only go so low before you’re not covering your cost and you’re bleeding cash and so you’re going to have to make adjustments.

And that historical range in my mind kind of sets those limits. I mean these are commodity businesses. And if you take a price that goes below the marginal cost of supply it’s going to end up costing the industry as a whole and eventually players will rationalize and dropout.

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And that, you know, for as long as I’ve been in the Downstream that business has been long supply and it’s a slow process to rationalize, the type particularly as more refineries come on, you know, out in Asia.

So I think it’s just what you’re seeing there is the time cycle associated with rebalancing the markets and the supply-demand balance. And obviously demand is off pretty significantly what was already kind of a marginally long business. So it’ll be a function of demand coming back and how quickly that recovers and then continued rationalization.

As Stephen said, you know, we’ve seen last year, you know, much higher levels of rationalization. And my expectation would be if we don’t see the margins, you know, recover back to within that band that you’ll continue to see that.

Phil Gresh: And do you think we’ll get there in 2021 towards the low end at some point?

Darren Woods: I think it’s very dependent upon how the recovery goes, how the economy has picked back up again. I think, you know, it’s—there’s a mixed view. And we’ve tried to be pretty conservative in our planning just recognizing the mechanisms required to rebalance the market. We, you know, that’s going to take time.

My expectation is the second half of the year will look a lot better than the first half but exactly where we end up on that bar, I think it’s tough to tell. I think eventually we’ll get back there if not, you know, back end of this year, sometime into next year and potentially see an overcorrection so to speak as demand continues to pick up. And with the reduced supply, you know, we’ll see that tightness in the supply demand market play itself out Downstream is what I would expect.

The challenge with all these things…and I’m talking about very fundamental things it’s not a question of if that’s going to happen but when. And I think, you know, that’s I think the trick in this game in our view is, you know, you should recognize it’s coming but not build a plan based on the hope that it does.

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Phil Gresh: Great thanks Darren. Look forward more of this in March.

Darren Woods: Thank you Phil.

Operator: And next to Jon Rigby with UBS.

Jon Rigby: Thank you. Thank you Darren for taking the questions. The first one is on the announcement around CCS. I mean it seems to me is that you’ve taken your time to step into it, it is a considered one and I guess that it must be based at least with a view that there’s a prospect of a business there.

And so my question was what do you think has to happen or are you able to describe some of the steps that have to happen both technologically and then regulatory, fiscally to get us from where we are now to something that looks like a genuine business opportunity?

And the second question - I ask the follow-up as well at the same time. Just on CAPEX is it fair to characterize the level of CAPEX that you need to address one of those three objectives that you have which is to sustain the dividend over the very long term but CAPEX needs to be in that 21 to 25 and that the current level of spend that you’re projecting for ‘21 is more around about protecting the balance sheets and therefore not a sustainable level of CAPEX in the long-term consistent with your pay-out? Thanks.

Darren Woods: Yes sure Jon. So on the CCS, I think as I indicated and as I’ve talked I think for as long as I’ve been publicly speaking about this is we’ve recognized that carbon capture storage is a critical element to achieving the ambitions of the Paris Agreement.

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And, you know, one of the things that we’ve noticed over time is and I think the IEA described it as Momentum in this space is that we’re beginning to see a broader recognition of the importance of that technology. I think the industry for a long time has recognized but I think, you know, more broadly it’s being recognized as an important part of the solutions but that in terms of achieving the ambitions of the Paris Agreement.

So we’ve been working for quite some time on the technology in trying to address the cost side of that to find a technology that was lower cost which would then make the opportunities more attractive and accelerate the deployment of CCS. And so a lot of work over the years on what I would say is the fundamental process technology and the way they can actually concentrate CO2.

And as we look at that portfolio we’ve been advancing there’s more work to be done there for sure. There’s still technology developments that we’ve got to progress. But we’re now seeing I think, you know, with the increased recognition of the need for this technology, governments being more amenable to an understanding and recognizing the need for policy frameworks and regulatory frameworks, legal frameworks to support establishing CCS.

We’re seeing, you know, investor demand where people are interested in investing in those types of projects so I think there’s money that is looking for opportunities to reduce carbon emissions and then there is a market growing for reduction credits. We see all lot of things a lot of market developments and momentum in the market as a whole which all contribute to building a sustainable business.

And so we felt like given where things have evolved to now is the time to bring a more concerted effort in this space and start making sure that we’re staffed and we’ve got people working hard engaging with governments to help move all those things along.

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If you look at that portfolio project that we’ve got today one of the biggest challenge is in the policy and regulatory frameworks space and so that’s a real focus area. I think and certainly here in the US, we’ve got an administration that’s interested in progressing in this space and we’re there and ready to talk with them and help provide some perspective from an industry standpoint. We think the timing’s right.

Jon Rigby: Yes.

Darren Woods: And we think we’ve got—we’ve put the right people in this new organization to kind of move that forward. But it’ll be I think, you know, this is a complex area. There are a lot of variables at play that we’ve got to bring together and we need to make sure that we’ve got our senior management focused on bringing those things together.

On your CAPEX 2021 CAPEX, you’re right, you know, that is a low CAPEX number for us. In fact if you look at the history and going back in time since Exxon and Mobil merged it’s the lowest level of capital spend that we’ve had in any year. And so I think it’s fair to say just using history as a guide that’s probably not a sustainable level of CAPEX. And it is in response to the environment that we found ourselves in, in the recovery that we’re making coming out of that environment.

And I think longer-term going forward which is one of the reasons why our 2022 through 2025 range and guidance is higher, it’s just a recognition that in a more steady-state environment the spend needs to be higher to support kind of the growth and underpin the capital allocation priorities we have.

Jon Rigby: Yes make sense. Thank you.

Darren Woods: You bet Jonathan.

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Operator: We’ll go next to Sam Margolin with Wolfe Research.

Sam Margolin: Good morning. Thank you for calling on me.

Darren Woods: Good morning Sam.

Stephen Littleton: Good morning Sam.

Sam Margolin: I did want to dig into commercialization of carbon capture a little bit because there is a few paths you could, you know, to sell carbon credits where applicable. But it also integrates with, you know, the rest of the business in an interesting way particularly gas you have potential customer overlap and bundling opportunities.

I know it’s early days but can you just talk about that as a – as something that’s kind of leading the way in this commercialization effort how it overlaps with the existing business? Thanks.

Darren Woods: Yes sure. I think the point you make Sam is one maybe I was trying to hit on with Jonathan is, you know, this market demand in terms of people looking for cleaner options and offsets and emission reduction steps. And so we think there’s an opportunity there with that with many of our—the products in our portfolio.

And we see that across frankly all of our sectors the Downstream you mention gas we certainly see that they’re in gas and we see opportunities from a – in terms of a recycling or an environmentally improved footprint in the Chemical business as well. So I think yes that as I mentioned the momentum that we’re seeing broadly in the space is opening up market opportunities which we think this business can take get engaged with and make sure that we are contributing where we can.

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I mentioned, you know, these to make a difference and move the needle there needs to be fairly broad investment over time. And we have a lot of capabilities that lend itself to that. Not only do we have the technology work that we’ve been doing but we’ve got a projects organization that knows how to scale up technologies and apply them.

We have a manufacturing footprint that we can take advantage of. We’ve got, you know, a very good understanding of subsurface and how that works. We’ve got midstreams and pipelines. We – if you look at the different elements that have to go into successfully building a CCS business it’s very consistent with what we do today and very much in our wheelhouse. So we see that as an opportunity.

And frankly, the challenge has been the development of the market and the needs here. And again as we see the momentum and that grow we see that opportunity.

So I think that’s the work and what we’re focused on doing here.

Sam Margolin: Thanks. And then just as a follow-up in terms of scale and, you know, the addressable market here, and your slide on carbon capture, you know, as a percentage of the total carbon offset targets around 15%. You know let’s say Exxon in your ‘19 Sustainability Report, you have about 120 million tons of Scope 1 and 2 emissions. Is the 15% number of that, kind of a reasonable scope, you know, call it like 18 million tons potentially of scalability here? Is that kind of the way you’re thinking about it?

Darren Woods: Well I would tell you, you know, in part forming this – moving from a venture to a full-blown business is the – one of the advantages within the company is that brings that business into our plan process where we can put together marketing and business plans, put together annual plans and lay all that opportunity out.

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And I would say Sam this is the year that we will do that with this business. We’ll give Joe a chance to get, you know, get in the chair and then get his organization focused on marketing a business plan and then translating that into our company plan process. And then at the end of the year we’ll have, you know, we’ll start to kind of track it like we do all the other businesses.

And so I’d say that’s a question that we’ll answer as we go forward and look at these opportunities. I mean a big, you know, variable in all this is just, you know, there’s a lot of things that have to come together to make these things move and progress. And so part of it is a function of how that external market moves, part of it is a function of how quickly the governments respond and put in the right kind of regulatory and policy frameworks.

And so I think it’s a complicated space but it’s one that, you know, very consistent with what we’ve historically done. And so I feel pretty optimistic that we can come in and contribute and actually help in this space. And it’s very consistent with our competencies and capabilities. And so this is the space that we feel like where we can contribute. And it helps society reduce their emissions.

So but I would say stay tuned. There’s a lot of work that has to happen here. And as we develop that we’ll be sharing with you how we see that potential here and how these opportunities are developing.

Sam Margolin: Thank you so much.

Darren Woods: Thank you Sam.

Stephen Littleton: Operator, I think we probably have time for one more caller.

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Operator: Yes, looks like we have time for one more question. Our last question will be from Devon McDermott with Morgan Stanley.

Devon McDermott: Hey good morning. Thank you for squeezing me in here. Appreciate it.

Stephen Littleton: Morning Devon.

Darren Woods: Morning Devon.

Devon McDermott: So I wanted to maybe first follow-up on the line of questioning here on the low carbon business. And the last two questions have been on the carbon capture side. But you mentioned some other opportunities in hydrogen and biofuels.

And I was wondering if you could just elaborate on some of the types of projects and technologies that you’re focused on advancing there. And then as part of that as we think about this low carbon spending, that you all planned over the next few years, are there pockets of opportunities across these businesses that are starting to compete for capital with the legacy Upstream Chemical, and Downstream spending that you have in the Capital Program and where are those biggest opportunities or what’s tangible in the near term for scaling capital?

Darren Woods: Yes. I would say so we’ve got – we’ve had a very active technology portfolio across this whole space. You may recall in the past I’ve talked about our energy centers we’ve got around the world where we’ve partnered with universities. Very focused on investing in areas where we see the potential for alternatives. Biofuels is an area where we’ve got a number of different technology drives to see if we can’t develop more cost effective biofuels that work at scale.

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A lot of work in process technology and how we take existing processes and make them more energy efficient, less emissions associated with them. And so, you know, trying to leverage some of the new materials that are out there. There’s a lot – I’d say we got a really broad spectrum of opportunities we’ve been working on. We’ve got relationships with 80 universities where we’re not necessarily steering that technology work, but we are participating in it.

And as we see those technologies advance and look – and get higher potential, have a higher potential, those things we would look to try to bring into the portfolio.

So we’ve got – what I’d say we’ve cast a pretty wide net around the technology space recognizing that it’s requiring some level of evolution if not breakthroughs in technologies for them to be successful.

And so I think you can’t really plan for that. We kind of keep a finger on the pulse of a lot of different technologies with the intent then to as they look more promising try to bring them into the emerging and in commercial technology space.

And so that’s the work that this new group will be focused on. And again, it’s – it will complement what we’re doing in the carbon capture and storage. And, you know, we’ve got the biofuels work that we’ve been doing. And we’ve got the process technology work that we’ve been doing.

And a lot of those things overlap with one another certainly. And then, of course that then also has hydrogen. And the process technology work we’re doing and the CCS work together have a lot of overlap with potential for hydrogen generation.

So I’d say that’s the space that we tend to be working on from a technology standpoint.

And then with respect to the spend, you know, this is a long-term focus area for our facilities and businesses. And you can see from the progress we’ve made with reducing greenhouse gas, because it’s not something new. It’s something we’ve been after year after year after year. And those opportunities continue to present themselves.

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And I mentioned in my prepared remarks that with the new organization and new processes that we’ve put in place, we’ve got, you know, more direct and better line of sight to those opportunities so that we can make sure they’re getting funded and moving forward. And that’s all built into our plans and it’s built into our 2025 objective that we’ve laid out.

Devon McDermott: Great. Thank you. Very helpful detail and sounds like a lot of exciting opportunities. And my follow-up, hopefully a quicker one here, as you think about just the capital spending range over the next several years of $20 to $25 billion, and contextualize that with the analysis that you had in the slides on the amount of cash flow contribution in 2025 and some of the new projects coming online, I was wondering if you could just help us, you know, pinpoint what level of spending you think is required in order to just hold cash flow across the business flat over a multiyear period understanding it’s higher than 2021 spend, somewhere within that $20 to $25 billion? Any way you can fine tune that estimate a little bit in terms of the maintenance CAPEX, to hold cash flow steady?

Darren Woods: Yes. Well I think, you know, the way we tend to look at it is how you maximize the value. And we don’t – you know we don’t have an objective of trying to hold volumes or any other metric. It comes back to if – what are the projects that we have available to us, the investments, what are the returns that we think we can generate from those investments, what advantage do they have versus industry and within our own portfolio, how robust are they to the price environment.

So I would say that – as we look to build up our investment profile its understanding what the value of those investments are. And then putting those in the context of the constraints that we’re operating under to see which ones get funded and how we prioritize them.

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So I would say, you know, with 2020 one of the things given the impacts of coronavirus and draw on our balance sheet is we really prioritized and focused on the highest value first. We still got a really deep portfolio that we’ll continue to advance. As the circumstances allow and as the market allows, then that’s how we’re going to kind of go forward. And that range that we’ve given in the outer years is indicative of what we think it would be required to continue to fund that very attractive set of investments.

Again, I’ll come back to though, if the market and the price environment is not supportive of that that will be a constraint that continues to moderate that capital.

And as I’ve shown – I showed on the chart, we’ve got lots of flexibility particularly as you move out into the outer years to pull back if we feel like that’s the best thing to do given the environment that we find ourselves in. Make sure we continue to pay, you know, a very strong dividend. And maintain a balance sheet that’s going to allow us to ride through the cycles. And continue to invest. Those are the three things.

And I would just say there’s no hard formula. It’s responding to the current circumstances and making sure that we’re striking the right balance because each of those plays a really important part in the value proposition for the corporation.

Devon McDermott: Understood. Thanks again for taking my questions.

Darren Woods: Thanks Devon. Nice talking to you.

Stephen Littleton: Thank you Devon. Well, thank you for your time and thoughtful questions this morning. We appreciate you allowing us the opportunity to highlight fourth quarter results. We appreciate your interest and hope you enjoy the rest of your day. Thank you and please stay safe.

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Darren Woods: Thank you.

Operator: This concludes today’s call. We thank everyone again for their participation.

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Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) intends to file a proxy statement and associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in ExxonMobil’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 26, 2020, ExxonMobil’s proxy statement for the 2020 Annual Meeting of Shareholders, filed with the SEC on April 9, 2020 and ExxonMobil’s Form 8-K filed with the SEC on December 1, 2020. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the 2020 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.

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